New York, United States, September 2, 2024

Flutter Entertainment plc (the “Company”)
Total Voting Rights

In accordance with DTR 5.6.1 of the UK Financial Conduct Authority's Disclosure Guidance and Transparency Rules (DTR), the Company confirms that the total number of ordinary shares in issue as at 31 August 2024 was 177,757,951 with a nominal value of €0.09 each, with each share carrying the right to one vote.

The figure which may be used by shareholders as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change to their interest in the Company under the UK Financial Conduct Authority's Disclosure Guidance and Transparency Rules, therefore is 177,757,951.

Edward Traynor
Group General Counsel and Company Secretary
Flutter Entertainment plc